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                                                                      EXHIBIT 12


              [BALLARD, SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]



                                                   September 23, 2002


AIM Growth Series                                  AIM International Funds, Inc.
11 Greenway Plaza                                  11 Greenway Plaza
Suite 100                                          Suite 100
Houston, TX  77046-1173                            Houston, TX  77046-1173

                  RE:  FEDERAL INCOME TAX CONSEQUENCES OF THE
                       REORGANIZATION OF AIM EUROLAND GROWTH FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of AIM Euroland Growth Fund ("Euroland Growth"), an investment portfolio of AIM Growth Series ("AGS"), a Delaware business trust, to AIM European Growth Fund ("European Growth"), an investment portfolio of AIM International Funds, Inc. ("AIF"), a Maryland corporation, in exchange solely for shares of beneficial interest of European Growth ("European Growth Shares") issued by AIF directly to Euroland Growth Shareholders, and European Growth's assumption of Euroland Growth's liabilities, and the termination of Euroland Growth as a designated series of shares of AGS, all pursuant to the Agreement and Plan of Reorganization dated as of May 15, 2002 between AGS, AIF and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AIF on May 17, 2002 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

                  In rendering this opinion, we are relying upon the representations, warranties and covenants made by AGS and AIF in the Agreement as well as on letters of representation of even

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AIM Growth Series
AIM International Funds, Inc.
September 23, 2002
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date that we have received from the officers of AGS and AIF, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made to the best of knowledge, "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  1. The transfer of the assets of Euroland Growth to European Growth in exchange for European Growth Shares distributed directly to Euroland Growth Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Euroland Growth and European Growth will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Euroland Growth on the transfer of its assets to European Growth solely in exchange for European Growth Class A Shares, European Growth Class B Shares and European Growth Class C Shares or on the distribution of European Growth Class A Shares, European Growth Class B Shares and European Growth Class C Shares to Euroland Growth Shareholders.

                  3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by European Growth upon the receipt of assets of Euroland Growth in exchange for European Growth Class A Shares, European Growth Class B Shares and European Growth Class C Shares issued directly to Euroland Growth Shareholders.

                  4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Euroland Growth Shareholders on the receipt of European Growth Class A Shares, European Growth Class B Shares and European Growth Class C Shares in exchange, respectively, for Euroland Growth Class A Shares, Euroland Growth Class B Shares and Euroland Growth Class C Shares.

                  5. In accordance with Section 362(b) of the Code, the basis to European Growth of the assets of Euroland Growth will be the same as the basis of such assets in the hands of Euroland Growth immediately prior to the Reorganization.

                  6. In accordance with Section 358(a) of the Code, a Euroland Growth Shareholder's basis for European Growth Class A Shares, European Growth Class B Shares or European Growth Class C Shares received by the Euroland Growth Shareholder will be the same

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AIM Growth Series
AIM International Funds, Inc.
September 23, 2002
Page 3



as his or her basis, respectively, for the Euroland Growth Class A Shares, Euroland Growth Class B Shares and Euroland Growth Class C Shares exchanged therefor.

                  7. In accordance with Section 1223(1) of the Code, a Euroland Growth Shareholder's holding period for European Growth Class A Shares, European Growth Class B Shares or European Growth Class C Shares will be determined by including Euroland Growth Shareholder's holding period, respectively, for the Euroland Growth Class A Shares, Euroland Growth Class B Shares and Euroland Growth Class C Shares exchanged therefor, provided that the Euroland Growth Shareholder held such Euroland Growth Shares as a capital asset.

                  8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Euroland Growth transferred to European Growth in the Reorganization will include the holding period for such assets in the hands of Euroland Growth.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Euroland Growth Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Euroland Growth Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

                  Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.


                                      Sincerely,


                                      /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP